UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 25, 2006

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)
Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code      (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2006, the Company entered into an Exchange Agreement with each of John Cregan (“Cregan”), Frances Berger (“Berger”), and William M. Stern and his affiliates identified below (collectively, the “Stern Affiliates”), each of which provides for (a) the issuance of 7.4 shares of the Company’s common stock in exchange for each share of the Company’s $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the “Series 2 Preferred”) beneficially owned by Cregan, Berger, and the Stern Affiliates, respectively, and (b) the waiver by each of Cregan, Berger, and the Stern Affiliates of all of their respective rights to all accrued and unpaid dividends on the Series 2 Preferred. Pursuant to the terms of the Exchange Agreements, the Company will issue to (a) Cregan 3,700 shares of common stock in exchange for 500 shares of Series 2 Preferred owned by Cregan, and (b) Berger 9,990 shares of common stock in exchange for 1,350 shares of Series 2 Preferred owned by Berger. The Exchange Agreements further provide that the Company will issue an aggregate of 38,998 shares of common stock in exchange for 5,270 shares of Series 2 Preferred owned by the Stern Affiliates, as follows: William M. and Laurie Stern - 2,960 shares of common stock in exchange for 400 shares of Series 2 Preferred; William M. Stern Revocable Living Trust, UTD July 9, 1992 - 11,618 shares of common stock in exchange for 1,570 shares of Series 2 Preferred; the William M. Stern IRA - 14,800 shares of common stock in exchange for 2,000 shares of Series 2 Preferred; and William M. Stern, Custodian for David Stern - 9,620 shares of common stock in exchange for 1,300 shares of Series 2 Preferred;

As of September 30, 2006, the accrued and unpaid dividend on the Series 2 Preferred was $23.2625 per share. Accordingly, Cregan, Berger and the Stern Affiliates waived an aggregate of approximately $165,629 in accrued and unpaid dividends on the shares of Series 2 Preferred to be surrendered to the Company in accordance with the Exchange Agreements. Each Exchange Agreement is subject to the Company listing the shares of common stock to be issued in connection with the Exchange Agreements on the AMEX.

Each Exchange Agreement was solicited by and negotiated with each of Cregan, Berger, and the Stern Affiliates. Neither the Company nor any of Cregan, Berger, or the Stern Affiliates has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration for soliciting each exchange. The exchanges will be conducted under the exemption from registration provided by Section 3(a)(9) the Securities Act of 1933, as amended (the “Act”). The Series 2 Preferred is registered with the Securities and Exchange Commission under the Form S-2 Registration Statement No. 33-61640, effective May 19, 1993, and, as such, the Company believes that the shares of common stock issued pursuant to Section 3(a)(9) of the Act in exchange for the Series 2 Preferred will be freely tradable by the recipient of the shares and will not be considered restricted securities under Rule 144 of the Act.

Upon completion of the foregoing exchanges and the similar exchanges previously reported in the Company’s Form 8-K’s filed October 12 and 16, 2006, (a) 499,102 shares of Series 2 Preferred (excluding 18,300 treasury shares) will remain issued and outstanding and (b) there will a total of approximately $11.6 million in accrued and unpaid dividends relating to such issued and outstanding Series 2 Preferred. None of the accrued and unpaid dividends waived pursuant to the various Exchange Agreements or remaining on the outstanding shares of Series 2 Preferred have been declared.

This report is not an offer or a solicitation of an offer to sell or exchange any security.

Section 3 - Securities and Trading Markets

Item 3.02: Unregistered Sales of Equity Securities

Pursuant to the Exchange Agreements discussed in Item 1.01 of this report, which disclosure is hereby incorporated by reference in this Item 3.02, the Company will issue a total of 52,688 shares of its common stock, par value $.10 per share, in unregistered exchanges of 7,120 shares of its Series 2 Preferred. Each exchange will be conducted under the exemption from registration provided by Sections 3(a)(9) the Act. Each exchange is subject to listing of the shares of common stock with the AMEX.

This report is not an offer or a solicitation of an offer to sell or exchange any security.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 31, 2006
                                LSB INDUSTRIES, INC.

                                By: /s/ Tony M. Shelby
                                Tony M. Shelby,
                                Senior Vice President and
                                Chief Financial Officer